Exhibit (a)(7)

IMPORTANT CHANGE TO THE ENCLOSED INFORMATION REGARDING KBS STRATEGIC OPPORTUNITY REIT, INC:

The Offer, withdrawal rights and proration period will expire at 5:00 p.m., Pacific Time, on October 10, 2017, unless the Offer is extended. All references to the Expiration Date in the Offer are hereby amended accordingly.